Exhibit 99.1

CUBIST ANNOUNCES FULL YEAR 2011 TOTAL CUBICIN NET PRODUCT REVENUES

OF $735.5 MILLION, UP 18% OVER 2010

4th Quarter 2011 Total CUBICIN Net Product Revenues

Of $200.9 Million, Up 25% Over 4th Quarter 2010

U.S. CUBICIN Full Year 2011 Net Product Revenues of $698.8 Million, Up 17% Over 2010

Scheduled 4th Quarter and Year-end 2011 Financial Results

Conference Call — January 19, 2012, at 5 p.m., ET

Lexington, Mass., January 9, 2012 — Cubist Pharmaceuticals, Inc. (NASDAQ:  CBST) today announced unaudited fourth quarter and full year 2011 total CUBICIN® (daptomycin for injection)  net product revenues.  Not included in this news release are any revenues associated with the recent acquisition of Adolor, which will be addressed in our full earnings news release and conference call on January 19, 2012. The table below does include service revenues associated with Cubist’s co-promotion of Optimer Pharmaceuticals’ DIFICID® and other revenues, which increased primarily due to the achievement of a $5.0 million sales milestone that we received from our international partner, Novartis AG.

“Led by our strong commercial model, we grew total CUBICIN net product revenue in the fourth quarter by 25 percent, while transforming Cubist into a global leader for products in the acute care and hospital environment,” said Michael Bonney, President and CEO of Cubist.  “With our recent acquisition of Adolor and an outstanding late-stage pipeline, we enter 2012 with strong momentum and a focus on excellence in execution across the entire business.”

Following is a table detailing fourth quarter and full year 2011 revenues:

	Three months ended			Year ended
	December 31,			December 31,
(in millions, except percentages)	2011	2010	% Change	2011	2010	% Change
	(unaudited)			(unaudited)
U.S. product revenues, net (1)	$190.1	$154.9	23%	$698.8	$599.6	17%
International product revenues	10.8	6.3	71%	36.7	25.3	45%
Total product revenues, net	200.9	161.2	25%	735.5	624.9	18%
Service revenues (2)	3.7	—	N/A	6.7	8.5	-21%
Other revenues	5.7	0.6	831%	9.2	3.0	203%
Total revenues, net	$210.3	$161.8	30%	$751.4	$636.4	18%

(1) Excludes U.S. product revenue related to ENTEREG® (alvimopan), which we now sell as a result of our acquisition of Adolor Corporation in December 2011.

(2) Includes Cubist’s promotion and other activities in the U.S. with respect to Optimer's DIFICID in 2011 and AstraZeneca’s MERREM® I.V. (meropenem for injection) in 2010. The agreement with AstraZeneca, as amended, expired in accordance with its terms on June 30, 2010.

65 Hayden Avenue, Lexington, MA 02421     P 781.860.8660     F 781.861.0566     www.cubist.com

******************CONFERENCE CALL & WEBCAST INFORMATION******************

Cubist will host a conference call and live audio webcast to discuss both its fourth quarter and full year 2011 financial results, business activities and financial outlook.

WHEN: Thursday, January 19, 2012 at 5:00 p.m. ET

LIVE DOMESTIC & CANADA CALL-IN: 877-407-8289

LIVE INTERNATIONAL CALL-IN: 201-689-8341

24-HOUR REPLAY DOMESTIC & CANADA: 877-660-6853

24-HOUR REPLAY INTERNATIONAL: 201-612-7415

REPLAY PASSCODES (BOTH REQUIRED FOR PLAYBACK):

ACCOUNT #: 351 CONFERENCE ID #: 384922

CALL WILL ALSO BE BROADCAST LIVE, LISTEN ONLY, VIA THE WEB AT:

www.cubist.com

Replay will be available for 30 days via the Internet at www.cubist.com

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About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development, and commercialization of pharmaceutical products that address significant unmet medical needs in the acute care environment. Cubist is headquartered in Lexington, Mass. Additional information can be found at Cubist’s web site at www.cubist.com.

Cubist and CUBICIN are registered trademarks of Cubist Pharmaceuticals, Inc.

DIFICID is a trademark of Optimer Pharmaceuticals, Inc.

AstraZeneca and MERREM are registered trademarks of the AstraZeneca group of companies.

ENTEREG is a registered trademark of Adolor Corporation, a wholly-owned subsidiary of Cubist Pharmaceuticals, Inc.

Contacts:

INVESTORS:

Cubist Pharmaceuticals, Inc.

Eileen C. McIntyre

Senior Director, Investor Relations

(781) 860-8533

eileen.mcintyre@cubist.com

MEDIA:

Cubist Pharmaceuticals, Inc.

Francis McLoughlin

Director, Corporate Communications

(781) 860-8777

francis.mcloughlin@cubist.com